CONTACTS: Media Inquiries

Krista McClure

(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries

Ken Andrysiak

(248) 435-1923

kenneth.andrysiak@arvinmeritor.com

ArvinMeritor Announces Pricing and Increase in Size of Offering of

Convertible Senior Unsecured Notes

TROY, Mich. (March 1, 2006) — ArvinMeritor, Inc. (NYSE:ARM) today announced the pricing of its offering of $260 million aggregate principal amount of convertible senior unsecured notes due in 2026 (the “notes”). The offering, which is being made to qualified institutional buyers in a private placement, was increased in size from the $200 million amount previously announced. The notes will rank equally in right of payment to all of ArvinMeritor’s existing and future senior unsecured indebtedness. ArvinMeritor has granted to the initial purchasers of the notes a 30-day option to purchase up to an additional $40 million aggregate principal amount of the notes. The sale of the notes is expected to close on March 7, 2006, subject to customary closing conditions.

The company will pay 4.625 percent cash interest on the notes semiannually until March 1, 2016, after which no cash interest will be paid. Commencing March 1, 2016, the principal amount of the notes will be subject to accretion at a rate that provides holders with an aggregate annual yield to maturity of 4.625 percent (computed on a semi-annual bond equivalent yield basis).

The notes will be convertible in certain circumstances into cash up to the accreted principal amount of the notes, and cash, shares of ArvinMeritor common stock, or a combination thereof, at the company’s election, for the remainder of the conversion obligation, if any, in excess of the accreted principal amount, based on an initial conversion rate, subject to adjustment, equivalent to 47.6667 shares of common stock per $1,000 initial principal amount of notes. This represents an initial conversion price of approximately $20.98 per share.

The company expects to use the net proceeds from the offering of the notes, together with proceeds from other sources, to fund purchases pursuant to its pending offer to purchase up to $450 million aggregate principal amount of the company’s outstanding indebtedness.

The securities priced today have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

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